Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4471 tel 212 701 5471 fax
PRIVILEGED & CONFIDENTIAL

September 10, 2018
Re:    Material United States Federal Income Tax Consequences of the Mergers
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, Tennessee 37620
Ladies and Gentlemen:
We have acted as counsel to Contura Energy Inc., a Delaware corporation (“Contura”), in connection with certain transactions contemplated by the Agreement and Plan of Merger (together with all schedules, exhibits, attachments and annexes thereto, the “Merger Agreement”), dated as of April 29, 2018, among Contura, ANR, Inc., a Delaware corporation, Alpha Natural Resources Holdings, Inc., a Delaware corporation, Prime Acquisition I, Inc., a wholly-owned subsidiary of Contura, and Prime Acquisition II, Inc., a wholly-owned subsidiary of Prime Acquisition I, Inc. This opinion is being delivered in connection with the Registration Statement (File No. 333-02171) of Contura on Form S-4 filed on July 16, 2018, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Except as otherwise noted, all capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.
We have participated in the preparation of the discussion in the Registration Statement under the heading, “Material United States Federal Income Tax Consequences of the Mergers.” Subject to the assumptions, limitations and qualifications set forth therein, we hereby confirm that it is our opinion that the discussion therein sets forth the material U.S. federal income tax consequences of the Mergers to holders of Holdings Common Stock and Class C-1 Common Stock, as each such term is defined in the Registration Statement.
This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Davis Polk & Wardwell